                                                                                       November 26, 2007

Asia Special Situation Acquisition Corp.
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands

Ladies and Gentlemen:

Re:	Registration Statement on Form S-1
Registration No. 333-145163

We have acted as counsel to Asia Special Situation Acquisition Corp., a corporation formed under the law of the Cayman Islands, (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) on November 26, 2007 of a Registration Statement on Form S-1 as amended by Amendments Nos. 1, 2 and 3 thereto (as so amended, the “Registration Statement”), which relates to the registration of up to 11,975,000 units of the Company consisting of an equal number of ordinary shares of the Company, each having a par value of US$.0001, and an equal number of warrants of the Company (collectively the “Warrants” and individually a “Warrant”).

This letter is being furnished at your request.

The opinion set forth in this letter is subject to the following qualifications:

1. The opinion set forth in this letter is based solely upon our review of (a) the Registration Statement, (b) a Form of Warrant Agreement to be entered into between the Company and Continental Stock Transfer & Trust Company (a Warrant Agreement entered into between the Company and Continental Transfer and Trust Company in such form being the “Warrant Agreement”) and (c) a form of Specimen Warrant Certificate to represent the Warrants (items (a), (b) and (c) being collectively the “Reviewed Documents”).

2. We do not express any opinion concerning any law other than the law of the State of New York.

Asia Special Situation Acquisition Corp.
November 26, 2007

3. We have assumed without inquiry or other investigation (a) the legal capacity of each natural person, (b) the genuineness of each signature on any of the Reviewed Documents, the authenticity of each of the Reviewed Documents submitted to us as an original, the conformity to the original of each of the Reviewed Documents submitted to us as a copy and the authenticity of the original of each of the Reviewed Documents submitted to us as a copy, (c) the accuracy when made and on the date of this letter of each statement as to any factual matter made in any of the Reviewed Documents, (d) there not existing outside of the Reviewed Documents and the law of the State of New York anything that would adversely affect the validity or enforceability of any Warrant, (e) the constitutionality of any statute, rule, regulation or other law (including, but not limited to, Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York) not being at issue, (f) the due corporate organization and existence of the Company under the law of the Cayman Islands, (g) the due corporate power of the Company under the law of the Cayman Islands to execute, deliver and perform the Warrant Agreement and to issue the Warrants, (h) the due authorization by all necessary corporate action of the Company under the law of the Cayman Islands of the execution, delivery and performance of the Warrant Agreement by the Company and the issuance of the Warrants by the Company, (i) the due execution and delivery of the Warrant Agreement by the Company, and the due issuance of the Warrants by the Company, under the law of the Cayman Islands, (j) the issuance of each Warrant in the form of the Specimen Warrant Certificate included in the Reviewed Documents, (k) the satisfaction of each legal requirement applicable to any holder of any Warrant to the extent necessary to enable such holder to enforce such Warrant against the Company, (l) there not having occurred with respect to any transaction contemplated by any Warrant any mutual mistake of fact or misunderstanding, fraud, duress or undue influence or any conduct that does not comply with any applicable requirement of good faith, fair dealing or conscionability, (m) each holder of any Warrant having acted in good faith and without any notice of any defense against the enforcement of any right granted to such holder by such Warrant, (n) there existing no agreement or understanding, whether written or oral, and there existing no usage of trade or course of conduct, that would limit, define, supplement or qualify any provision of any Warrant and (o) that each party to any Warrant will make, give or obtain each filing and registration with, notice to and consent, approval and authorization of any court or other governmental authority required to be made, given or obtained by such party in the future as a condition of the performance of such Warrant by such party, will in the future take each action required by such Warrant to be taken by such party, will in the future refrain from taking any action prohibited by such Warrant from being taken by such party and will not in the future take any discretionary action permitted by such Warrant to be taken by such party that would result in any violation of applicable law.

4. The status of any Warrant as a legally valid and binding obligation of the Company under the law of the State of New York may be limited or otherwise affected by (a) any bankruptcy, insolvency, liquidation, reorganization, conservatorship, receivership, moratorium, marshaling, arrangement, assignment for benefit of creditors, fraudulent transfer, fraudulent conveyance or other statute, rule, regulation or other law affecting the rights and remedies of creditors generally, (b) any general principle of equity, whether applied by a court of law or equity, (including, but not limited to, any principle (i) governing the availability of specific performance, injunctive relief or any other equitable remedy that is subject to the discretion of a court, (ii) affording any equitable defense, (iii) requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract by a party seeking the enforcement of such contract, (iv) requiring consideration of the materiality of a breach of a contract by a party against whom or which the enforcement of such contract is sought and consideration of the consequences of such breach to a party seeking such enforcement, (v) requiring consideration at the time the enforcement of a contract is attempted of the impracticality or impossibility of the performance of such contract or (vi) affording any defense to the enforcement of a contract based upon the unconscionability of the conduct after such contract has been entered into of a party seeking such enforcement), (c) the judicial application of the law of, or a governmental act of, any country other than the United States and (d) the illegality of such Warrant under any law other than the law of the State of New York.

Asia Special Situation Acquisition Corp.
November 26, 2007

5. The opinion set forth in this letter (a) deals only with the specific legal issue or issues it explicitly addresses and does not address any other matter, (b) addresses only law that, in our experience without our having made any investigation as to the applicability of any particular statute, rule, regulation or other law, is normally applicable to transactions of the type contemplated by the Warrants, (c) except as expressly set forth in such opinion, does not address any legal issue arising under (i) any statute, rule, regulation or other law relating to any security, commodity or other future, pension, employee benefit, antitrust, unfair competition, usury, fraudulent transfer, fraudulent conveyance, consumer protection, environmental, land use, subdivision, tax, copyright, patent, trademark or other intellectual property, racketeering, health, safety, labor, health or other insurance, forfeiture or criminal matter or any filing, notice or fiduciary requirement or (ii) any statute, ordinance, rule, regulation or other law of any political subdivision of the State of New York and (d) does not address the effect on such opinion of any law (including, but not limited to, public policy reflected therein) other than the law of the State of New York.

6. To the extent that the opinion set forth in this letter relates to or depends upon the enforceability of any provision of the Warrant Agreement choosing the law of the State of New York as the law governing the Warrants or choosing the State of New York as a forum for any action or other legal proceeding relating to any Warrant, such opinion is given (a) in reliance upon Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York and Section 327(b) of the Civil Practice Law and Rules of the State of New York without regard to the effect on such opinion of any law (including, but not limited to, public policy reflected therein) other than the law of the State of New York that might limit the enforcement of such provision or the enforcement of any judgment relating to any Warrant and (b) on the basis that the Warrant Agreement does not exclude the application of such Sections 5-1401 and 5-1402 by virtue of its exclusion of principles of conflict of laws from the law of the State of New York governing it.

7. This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and we disclaim any obligation to notify you of any such change or any effect of any such change on the opinion set forth in this letter.

Subject to the qualifications set forth in this letter, it is our opinion that the Warrants are legally valid and binding obligations of the Company under the law of the State of New York.

Asia Special Situation Acquisition Corp.
November 26, 2007

We consent to the use of this letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

HODGSON RUSS LLP

/s/ Hodgson Russ LLP